Exhibit 10.19
BUSINESS PURCHASE AGREEMENT
dated as of May 7, 2007
between
PAS TECHNOLOGIES INC.
(Parent)
PAS TURBINES IRELAND LIMITED
(in the process of incorporation)
(Buyer)
SIFCO INDUSTRIES, INC.
(Shareholder)
and
SIFCO TURBINE COMPONENTS LIMITED
(Company)

Page
Section 10.07. Counterparts; Effectiveness; Third Party Beneficiaries	41
Section 10.08. Entire Agreement	42
Section 10.09. Severability	42
Section 10.10. Disclosure Schedules	42

EXHIBIT A       Licensed Intellectual Property
EXHIBIT B       Owned Intellectual Property
EXHIBIT C       Intellectual Property for Small Turbine Engine Component Repair Business
EXHIBIT D       Form of Real Property Lease
EXHIBIT E       Escrow Agreement
EXHIBIT F       Deed of Assignment

v

BUSINESS PURCHASE AGREEMENT
     This Business Purchase Agreement (the “Agreement”) is dated as of May 7, 2007 between PAS Technologies Inc., a Delaware corporation (“Parent”), PAS Turbines Ireland Limited, an Irish corporation in the process of incorporation and intended to be a wholly-owned subsidiary of Parent (“Buyer”), SIFCO Industries Inc., an Ohio corporation (“Shareholder”) and SIFCO Turbine Components Limited, an Irish corporation and a wholly-owned subsidiary of Shareholder (“Company”).
W I T N E S S E T H :
     WHEREAS, Company is engaged in the business (the “Business”) of providing repair and manufacturing services (the “Services”) to gas turbine overhaul shops and original equipment manufacturing facilities in the industrial sectors, including precision component machining and welding, and application of high temperature-resistant coatings to new turbine components;
     WHEREAS, Buyer desires to purchase substantially all of the assets and to assume certain liabilities of the Business from Company, and Company desires to sell such assets and transfer such liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth;
     NOW THEREFORE, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.
     “Agreement” is defined in the Preamble.
     “Allocation Statement” is defined in Section 2.06(d).
     “Apportioned Obligations” is defined in Section 6.02(b).
     “Approved” means exempt approved by the Revenue Commissioners for the purposes of Section 774 of the TCA and reference to “Approval” shall be construed accordingly.
     “Assumed Liabilities” are defined in Section 2.03.
     “Breach” means in relation to a Warranty any instance of the Warranty being untrue or misleading in any respect.
     “Business” is defined in the Recitals.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Dublin, Ireland are authorized or required by law to close.
     “Business Intellectual Property” means all Licensed Intellectual Property and all Owned Intellectual Property.

     “Buyer” is defined in the Preamble.
     “Buyer Indemnified Person” is defined in Section 8.01.
     “Closing” is defined in Section 2.07.
     “Closing Balance Sheet” is defined in Section 2.08(a).
     “Closing Date” means the date of the Closing.
     “Closing Employee Related Accrued Expenses” is defined in Section 2.08(a).
     “Closing Past Due Receivables” is defined in Section 2.08(a).
     “Closing Trade Accounts Payable” is defined in Section 2.08(a).
     “Closing Working Capital” is defined in Section 2.08(a).
     “Company” is defined in the Preamble.
     “Consents” are defined in Section 3.05.
     “Contracts” are defined in Section 2.01(f).
     “Contractual Obligations” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
     “Customer-Owned Tooling” means all tools, equipment and inventory owned by any customer of the Business in the possession of the Company as at the date of Closing, including without limitation those items listed in Schedule 2.01(o).
     “DC Scheme” means the Eagle Star Pension Scheme established with effect from 1st August 2006 pursuant to the relevant Declaration of Trust.
     “Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements, foreign currency hedging agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.
     “Deed of Assignment” means a Deed of Assignment in the respect of Business Intellectual Property in the form set out in Exhibit F.

     “Employees” means any person recognized by the Buyer as an employee of the Business on the Closing Date.
     “Employee Related Accrued Expenses” is defined in Section 2.03(b).
     “Employee Related Accrued Expenses Statement” is defined in Section 2.08(a).
     “Employment Regulations” is defined in Section 5.11(a).
     “Enterprise Ireland Grant Agreements” means the Grant Agreement dated October 27, 1989 between the Industrial Development Authority (“IDA”), SIFCO Ireland Ltd., Shareholder and Company, the Grant Agreement dated August 9, 1991 between the IDA, Company and Shareholder, the Grant Agreement dated June 12, 1992 between the IDA, Company and Shareholder the Grant Agreement dated January 17, 1995 between the Company and the IDA,, the Grant Agreement dated September 4, 1998 between IDA, Company and Shareholder, the Grant Agreement dated October 27, 1998 between the Company and the IDA, the Grant Agreement dated February 18, 1999 between the Company and the IDA, the Grant Agreement dated November 30, 2000 between the Company and Enterprise Ireland (“EI”), the Grant Agreement dated December 18, 2000 between the Company and EI, the Agreement dated September 16, 2003 between EI, Company and Shareholder, the Agreement dated May 17, 2006 between EI, Company and Shareholder and other agreements, arrangements and understandings relating to the provision of grant aid to the Company or the Business by any person.
     “Enterprise Value” is defined in Section 2.06(b).
     “Environmental Laws” means any foreign or domestic statute, law, regulation, rule, judgment, order, injunction, or governmental requirement currently having the effect of law in Ireland, in each case relating to the protection of the environment or worker health, to the extent related to the exposure to hazardous substances, wastes or materials, or the management, release, manufacture, handling, transport, treatment, storage, use or disposal of pollutants, contaminants, wastes or chemicals or any toxic or otherwise hazardous substances, wastes or materials.
     “Escrow Agreement” is defined in Section 2.08(i).
     “Estimated Employee Related Accrued Expenses” is defined in Section 2.06(c).
     “Estimated Past Due Receivables” is defined in Section 2.06(c).
     “Estimated Trade Accounts Payable” is defined in Section 2.06(c).
     “Excluded Assets” are defined in Section 2.02.
     “Excluded Liabilities” are defined in Section 2.03.
     “Final Employee Related Accrued Expenses” is defined in Section 2.08(g).
     “Final Employee Related Accrued Expenses Adjustment” is defined in Section 2.08(g).
     “Final Past Due Receivables” is defined in Section 2.08(e).
     “Final Past Due Receivables Adjustment” is defined in Section 2.08(e).

     “Final Trade Accounts Payable” is defined in Section 2.08(f).
     “Final Trade Accounts Payable Adjustment” is defined in Section 2.08(f).
     “Final Working Capital” is defined in Section 2.08(d).
     “Final Working Capital Adjustment” is defined in Section 2.08(d).
     “Final Termination Date” is defined in Section 9.01(b).
     “Financials” are defined in Section 3.06(c).
     “GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time.
     “Governmental Authority” means any Irish national,, provincial, county, local or any foreign government, or political subdivision thereof, or any multinational organization or authority (including the institutions of the European Union) or any Irish national, provincial, county, local or foreign authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any Irish national, provincial, county, local or foreign court or tribunal (or any department, bureau or division thereof), arbitrator or arbitral body.
     “Hazardous Substances” means any flammables, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants or related materials regulated under, or as defined in any Environmental Law.
     “Indemnified Party” is defined in Section 8.02(a).
     “Indemnifying Party” is defined in Section 8.02(a).
     “Initial Purchase Price” is defined in Section 2.06(a).
     “Intellectual Property” means any of the following: (i) patents, copyrights, know-how, processes, computer programs and computer systems, engineering drawings, library of books, records and repair procedures, technical information, blue prints, brochures, data and database rights and trade secrets and other related assets, including the right to use all trademarks, tradenames and service marks associated therewith; (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (iii) rights of privacy and publicity and moral rights, throughout the world in all media now known or hereafter created or (iv) any and all registrations, applications or common law rights relating to any of the foregoing.
     “Interim Financials” is defined in Section 3.06(a).
     “Inventories” is defined in Section 2.01(b).
     “Ireland” means Ireland excluding Northern Ireland, and Irish will be construed accordingly.
     “Irish Life Scheme” means the lump sum death in service scheme established with Irish Life pursuant to a Trust Deed dated 11 September 2006.

     “Knowledge” means (i) with respect to any Person, the actual knowledge after reasonable investigation of the executive officers of such Person and (ii) with respect to the Company, the actual knowledge after reasonable investigation of            Jerry O’Flaherty, Eamonn Reardon and Keith Orchard.
     “Legal Requirements” mean any Irish national, provincial, county or local statute regulation, or order, or any European Union legislation having effect in Ireland, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.
     “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
     “Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to the Company for use in the Business as set forth on Exhibit A.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, community or other marital property interest, equitable interest, license, option, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement or other encumbrance with respect to the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership in respect of such property or asset.
     “Limitations” means the Limitations to the Warranties set out in section 3.22.
     “Losses” is defined in Section 8.01(a).
     “Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the Business, its financial condition or operations, or the condition (financial or otherwise) of the Purchased Assets or the Assumed Liabilities, including, without limitation, (i) an official and/or unofficial industrial action (whether strike or lockout or otherwise) involving such number of the employees of the Company and persisting for such period of time as in the reasonable opinion of the Buyer prevents the Business being carried on in the ordinary course at any time up to and including the Closing, (ii) the Company being unable to pay its debts as they fall due or an encumbrancer taking possession, or a receiver is being appointed over, any of the property or assets of the Company, or the Company making any voluntary arrangement with its creditors, or becoming subject to an administration or examinership order or goes into liquidation, (iii) more than 20% of the employees of the Company refuse to transfer their employment to the Buyer, (iv) Keith Orchard refuses to transfer his employment to the Buyer, or (v) any two of the following four individuals, namely John Connolly, John Cuthbert, Peter Grehan, or Bruno Cloosterin, refuse to transfer their employment to the Buyer; but all of the foregoing items (i), (iii), (iv) and (v) being subject to and only applying where the Buyer has used and continues to use its best efforts to negotiate in good faith with, and procure the agreement of, the Employees to the transfer of their employment to the Buyer and the Buyer having verbally informed the Shareholder (immediately prior to signing this Agreement) of the Buyer’s anticipated action(s), subject to further diligence, in relation to both (x) maximum number of employees (if any) the Buyer anticipates making redundant post-Closing and (y) the proposed terms and conditions of redundancy they would be offering to such Employees; provided, however, that events or circumstances resulting, directly or indirectly, from the following will not be deemed to constitute a Material Adverse Effect hereunder: (a) conditions affecting the Irish economy or financial or securities markets in general or the industries in which the Company operates, (b) changes in any Legal Requirements, GAAP, or interpretations thereof after the date of this Agreement, in each case, only to the extent that the events or circumstances set forth in clauses (a) and (b) above do not impact the Business, the Purchased Assets or the Assumed Liabilities disproportionately and adversely relative to other Persons impacted thereby.
     “Monthly Financials” are defined in Section 3.06(b).
     “Most Recent Balance Sheet” is defined in Section 3.06.
     “Most Recent Balance Sheet Date” is defined in Section 3.06.
     “Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past practices of such Person, including with respect to frequency and magnitude.
     “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization or association and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
     “Owned Intellectual Property” means all Intellectual Property owned by the Company and used in the Business as set forth on Exhibit B.
     “Owned Real Property” is defined in Section 2.02(f).
     “Parent” is defined in the Preamble.
     “Past Due Receivables” means all Receivables that are 120 days or more past the original invoice date for such Receivables.
     “Past Due Receivables Statement” is defined in Section 2.08(a).
     “Pensions Act” means the Pensions Acts 1990 to 2005 and all regulations promulgated thereunder.
     “Pension Schemes” means the DC Scheme and the Irish Life Scheme.
     “Permit” is defined in Section 3.11(b).
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Post-Closing Tax Period” is defined in Section 6.02(b).
     “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
     “Prepaid Expenses” is defined in Section 2.01(h).
     “Prior Schemes” means the Sifco Turbine Components Pension Plan established with effect from 1 October 1985 and the Sifco Turbine Components Pension Plan for Staff established with effect from 30 September 1991, both in the process of being wound up by the trustees of such plans.
     “Purchase Price” is defined in Section 2.06(a).
     “Purchase Price Adjustment” is defined in Section 2.08(h).
     “Purchased Assets” are defined in Section 2.01.
     “Real Property” is defined in Section 3.12.
     “Real Property Lease” is defined in Section 2.04.
     “Receivables” means all accounts receivable, notes receivable, other rights to receive payments from customers and other evidences of Debt of any Person to the Business, including unbilled sales, and any collateral or other security relating thereto and all proceeds thereof.
     “Related Benefit Scheme” means the income continuance plan operated by the Company insured with Irish Life, details of which have been disclosed to the Buyer.
     “Repairs” is defined in Section 5.16.
     “Representatives” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.
     “Retention Agreements” is defined in Section 2.02(e).
     “Revenue Commissioners” means the Revenue Commissioners of Ireland.
     “Schedules” are defined in Article 3.
     “Services” are defined in the Recitals.
     “Shareholder” is defined in the Preamble.
     “Share Plan” means the SIFCO Employees Share Ownership Plan established by a trust deed dated 8 October 1998.
     “Small Turbine Engine Component Repair Business” means the Shareholder’s small turbine engine component repair business currently conducted and to be conducted in the future at its Minneapolis, Minnesota, USA facility or any other site to which such business may be relocated or expanded.
     “SRT Transaction” is defined in 2.02(c).

     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
     “Tax” and “Taxation” means all forms of taxation, rates, fines, duties, imposts, charges, contributions, withholdings and levies and includes (without limiting the generality of the foregoing) corporation tax, income tax, dividend withholding tax, capital gains tax, development land tax, advance corporation tax (ACT), capital acquisitions tax, corporation profits tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, residential property tax, value added tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, stamp duty, stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding or similar thereto and all other taxes, rates, fines, duties, imposts, charges, contributions, withholdings, levies or other fiscal impositions of any kind whatsoever, whether imposed by government, municipal or local authority or otherwise, or other sums paid in respect of any of them (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, additional taxation, surcharge or penalty) whether arising under the laws of Ireland or those of any other jurisdiction or territory
     “TCA” means the Taxes Consolidation Act, 1997 of Ireland, as amended.
     “Third Party Claim” is defined in Section 8.02(a).
     “Trade Accounts Payable” is defined in Section 2.03(c).
     “Trade Accounts Payable Statement” is defined in Section 2.08(a).
     “Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Deed of Assignment and the Real Property Lease.
     “Transaction Expenses” is defined in Section 5.07.
     “UST” is defined in Section 5.13.
     “UST Certificates” is defined in Section 5.13.
     “VAT” is defined in Section 2.09(a).
     “VAT Act” is defined in Section 2.09(a).
     “Warranties” means the Warranties set out in Article 3.
     “Warranty Claim” means a claim for a Breach of any one or more of the Warranties.
     “Working Capital” means Receivables (net of any reserve for doubtful accounts) and Inventory (net of any inventory reserve), determined in accordance with the Accounting Principles.
     “Working Capital Referee” is defined in Section 2.08(c).
     “Working Capital Statement” is defined in Section 2.08(a).

     “Working Capital Target” means $2,772,509.
     Section 1.02. Other Definitional and Interpretative Provisions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All references to “$” or “Dollars” shall be to United States dollars, all references to “€” or “Euros” shall be to the lawful currency of Ireland and all references to “days” shall be to calendar days unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any Person include the successors and permitted assigns of that Person.
ARTICLE 2
PURCHASE AND SALE
     Section 2.01. Purchase and Sale of Assets. In consideration of payment of the Purchase Price by the Buyer, the Company shall, and the Shareholder shall cause the Company to, sell to the Buyer, and the Buyer shall, and Parent shall cause the Buyer to, purchase from the Company at the Closing, subject to the exclusions contained in Section 2.02 and subject to the other terms and conditions contained herein, all of the Company’s right, title and interest in and to all of the assets, properties and rights related to the Business of whatever nature, whether tangible or intangible and wherever located (collectively, the “Purchased Assets”) free and clear of any Liens or Liabilities, other than Assumed Liabilities. The Purchased Assets shall include, without limitation:
     (a) all Receivables;
     (b) all inventories of raw materials, work-in-process, finished goods, purchased parts, factory and maintenance supplies and related inventory items used in the Business that are customarily and in the Ordinary Course of Business carried in the books and records of the Company as inventory (collectively, “Inventories”);
     (c) all deposits and specified security and leasehold deposits related to the Business as of the Closing Date that have been set forth in a schedule and specifically accepted by the Buyer in writing prior to or as of the Closing Date;
     (d) all machinery, equipment, molds, tooling, jigs, dies, measuring and calibrating devices, rotables, test benches and cells, test cell equipment, vehicles, files, systems, furniture, office equipment and office electronics, in each case, related to the Business, whether owned or leased;
     (e) all customer purchase orders on hand and customer quotations related to the Business; and all other contract rights, commitments and claims (excluding claims against the Shareholder, the Company or the Business arising prior to the Closing Date) related to the Business which are specified under or pursuant to all manufacturers’ warranties;

     (f) all rights under all Contractual Obligations related to the Business (such Contractual Obligations, other than those listed in Section 2.02, collectively, the “Contracts”);
     (g) all customer lists, agreements, licenses, leases, (to the extent transferable) and other proprietary intangible assets related to the Business, whether or not confidential;
     (h) all deposits made by Shareholder and other prepaid assets and expenses related to the Business (other than refundable insurance premiums related to insurance policies that can be canceled) that have been set forth in a schedule and specifically accepted by the Buyer in writing prior to or as of the Closing Date (collectively, “Prepaid Expenses”);
     (i) all Business Intellectual Property, and with respect thereto, the right to sue for past infringement; provided, however, that the Buyer will allow Shareholder to use the Business Intellectual Property set forth on Exhibit C on an unrestricted basis (subject to the restrictions imposed in licenses or other agreements by third party owners of such Business Intellectual Property) in its Small Turbine Engine Component Repair Business and at no cost to Shareholder other than the costs payable to such third party owners of such Business Intellectual Property for the use thereof by the Shareholder;
     (j) all non-Intellectual Property licenses, permits or other governmental authorizations used in the conduct of the Business, including all Permits as are listed on Schedule 3.11;
     (k) all books, records, files, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence, memoranda and papers, whether in hard copy or electronic format, used in the conduct of the Business;
     (l) all other factory maintenance, tools, supplies and materials and packaging and office supplies used by the Company in the Business, whether or not expensed;
     (m) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business;
     (n) all research, technical papers, materials, designs, drawings, specifications, trade secrets, related manuals, indexes, journals, notes, whether published, copyrighted, trademarked or otherwise protected by law, professional or standard setting organizations or authorities and which are in the possession, custody or control of the Business and are used or contemplated to be used by and for the conduct of the Business or the provision of Services and which have been or are currently in the possession or control or custody of the Company or the Business whether maintained by the Company or the Shareholder in written or electronic form; and
     (o) all rights in Customer-Owned Tooling.
     Section 2.02. Excluded Assets. Notwithstanding any provision in the Transaction Documents to the contrary, Buyer agrees that none of the following assets, properties, rights or interests of the Company (the “Excluded Assets”) shall be Purchased Assets:
     (a) any cash on hand or marketable securities of the Company;
     (b) income tax refunds of the Company;

     (c) the agreement between the Company, Shareholder and SR Technics Airfoil Services Limited dated 16th March 2006, as amended, pursuant to which the Company sold certain assets relating to the global large aerospace sector to SR Technics Airfoil Services Limited (the “SRT Transaction”);
     (d) escrow funds or indemnification or other payments receivable by the Company or Shareholder pursuant to the SRT Transaction;
     (e) each and every Memo of Understanding: Retention Incentive and Redundancy/Severance or Memo of Understanding: Performance Incentive with the Company’s senior management team set forth on Schedule 3.09(a)(viii) (the “Retention Agreements”);
     (f) all real estate, buildings and other improvements thereon, owned by the Company outright or by long term lease (“Owned Real Property”);
     (g) any Contractual Obligation in respect of Debt where the Company is the debtor;
     (h) the name “SIFCO,” or any other trademarks, service marks or tradenames incorporating the name “SIFCO”; provided, however, that the Company hereby grants to Buyer a 30-day license commencing on the Closing Date to use the name “SIFCO” or any other trademarks, service marks or tradenames incorporating the name “SIFCO” at no cost to the Buyer for the sole purpose of transitioning ownership of the Business and occupancy of the Real Property;
     (i) the Research Contract dated September 2005 between the Company and Universite de La Rochelle, France;
     (j) Contract Number MTKI-CT-2006-042238 (Marie Curie Actions) between the Commission of the European Communities and the Company;
     (k) the Company’s existing Navision and TMS third-party software licenses;
     (l) the Enterprise Ireland Grant Agreements; and
     (m) the minute books and statutory books of the Company.
     Section 2.03. Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is not assuming any Liability of the Company, Shareholder or its Affiliates of whatever nature, whether presently in existence or arising hereafter, other than the following Liabilities (as they exist at the Closing Date) which, at the Closing, and effective as of the close of business on the Closing Date, Buyer shall assume and thereafter pay, perform and discharge when due and payable (collectively, the “Assumed Liabilities”):
     (a) all Liabilities of the Company or any of its Affiliates under all Contracts, in each case only to the extent arising after the Closing Date and specifically excluding (i) any Liability for pre-Closing breach and (ii) any Liability for indemnification arising out of or related to any pre-Closing act or omission;
     (b) all Liabilities of the Company for Employee related accrued expenses included within the Employee Related Accrued Expenses Statement but only to the extent so included (“Employee Related Accrued Expenses”);

     (c) all trade accounts payable of the Company in the Ordinary Course of Business included within the Trade Accounts Payable Statement but only to the extent so included (“Trade Accounts Payable”);
     provided that Buyer shall in no event assume any Liabilities of the Company arising from or in connection with any transactions between the Company and any Affiliates of the Company. All such other Liabilities shall be retained by and remain Liabilities of the Company or its applicable Affiliate including, without limitation, the obligations of the Company in respect of the SRT Transaction and all obligations and liabilities of the Company and/or the Shareholder pursuant to the Retention Agreements to the extent legally possible (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).
     Section 2.04. Real Property Lease. At the Closing, Buyer shall, and Parent shall cause the Buyer to, and the Company shall, and the Shareholder shall cause the Company to, enter into a lease agreement for the Company’s Owned Real Property substantially in the form set forth on Exhibit D (the “Real Property Lease”).
     Section 2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Buyer or the Company thereunder. If such consent, other than certain Consents required to be obtained as a condition to the Closing, is not obtained as of the Closing, the Company, on the one hand, and Buyer, on the other hand, will, and the Shareholder and Parent will cause the Company and the Buyer, respectively, to, cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, and the Company and the Shareholder will use their commercially reasonable efforts to assist Buyer in obtaining such consents as soon as practicable after the Closing.
     Section 2.06. Purchase Price; Allocation of Purchase Price.
     (a) The purchase price to be paid by the Buyer to the Company at the Closing for the Purchased Assets and Assumed Liabilities will be in cash payable in immediately available funds by wire transfer and will equal (i) the Enterprise Value minus (ii) the Estimated Trade Accounts Payable minus (iii) the Estimated Past Due Receivables minus (iv) the Estimated Employee Related Accrued Expenses (such amount, the “Initial Purchase Price”). After the Closing, the Initial Purchase Price will be further adjusted as provided in Section 2.08 (such amount, as so adjusted, the “Purchase Price”).
     (b) The “Enterprise Value” means Five Million Dollars ($5,000,000) (exclusive of VAT).
     (c) At least two Business Days prior to the Closing Date, the Company will deliver to the Buyer a statement reflecting (i) the then good faith estimate of the Company of the aggregate amount of Past Due Receivables as of the Closing (the “Estimated Past Due Receivables”), (ii) the then good faith estimate of the Company of the aggregate amount of Trade Accounts Payable as of the Closing (the “Estimated Trade Accounts Payable”), and (iii) the then good faith estimate of the Company of the aggregate amount of Employee Related Accrued Expenses as of the Closing (the “Estimated Employee Related Accrued Expenses”).
     (d) Set forth on Schedule 2.06(d) is a statement (the “Allocation Statement”) setting forth the manner in which the Purchase Price shall be allocated among the Purchased Assets and Assumed Liabilities. The Company and Buyer are bound by the values assigned and set forth in the Allocation

Statement (as such values may be adjusted consistent with any adjustment to the Purchase Price pursuant to Section 2.08) and shall act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing) unless otherwise required by law.
     (e) No later than 60 days after the Closing (or, if later and not beyond the deadline for finalization, the determination of the Closing Working Capital pursuant to Section 2.08), the final allocation of the Purchase Price (plus Assumed Liabilities, to the extent appropriate) shall be made in accordance with the Allocation Statement.
     Section 2.07. Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Maples and Calder, 75 St. Stephen’s Green, Dublin 2, Ireland, not before the date after the date on which the conditions set forth in Article 7 have been satisfied or waived, and not later than two Business Days after such date, or at such other time or place as Buyer and the Company may agree. At the Closing:
     (a) Buyer shall, and Parent shall cause Buyer to, deliver to the Company the Initial Purchase Price in immediately available funds by wire transfer to a bank account designated by the Company (such designation to be provided to Buyer not later than two Business Days prior to the Closing Date).
     (b) The Company shall, and Shareholder shall cause the Company to, deliver to Buyer a statement setting forth each Consent which has been received by the Company on or prior to the Closing Date, together with a true and complete copy of each such Consent.
     (c) The Company shall, and the Shareholder shall cause the Company to, deliver to Buyer the Deed of Assignment duly executed by the Company and such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets. Ownership of moveable property shall pass by delivery of such property by the Company to Buyer without formal deed of conveyance.
     (d) The Company and Buyer shall, and the Shareholder and Parent shall cause the Company and Buyer, respectively, to, enter into the Real Property Lease.
     (e) The Company and Buyer shall, and the Shareholder and Parent shall cause the Company and Buyer, respectively, to, deliver to each other the certificates and other documents contemplated by Section 7.02 and Section 7.03, and such other instruments of sale, transfer, conveyance and assignment as Buyer may reasonably request in connection with the performance and execution of this Agreement.
     Section 2.08. Purchase Price Adjustment.
     (a) Closing Balance Sheet. As promptly as possible and in any event within sixty days after the Closing Date, the Buyer will prepare or cause to be prepared, and will provide to the Company, a consolidated balance sheet of the Purchased Assets and Assumed Liabilities as of the Closing Date (the “Closing Balance Sheet”), together with (i) a written statement (the “Working Capital Statement”) setting forth in reasonable detail its determination of the Working Capital as of immediately prior to the Closing as reflected on the Closing Balance Sheet (the “Closing Working Capital”), (ii) a written statement (the “Past Due Receivables Statement”) setting forth in reasonable detail its determination of the Past Due Receivables on the Closing Date as reflected on the Closing Balance Sheet (the “Closing

Past Due Receivables”), (iii) a written statement (the “Trade Accounts Payable Statement”) setting forth in reasonable detail its determination of the Trade Accounts Payable on the Closing Date as reflected on the Closing Balance Sheet (the “Closing Trade Accounts Payable”), and (iv) a written statement (the “Employee Related Accrued Expenses Statement”) setting forth in reasonable detail its determination of the Employee Related Accrued Expenses on the Closing Date as reflected in the Closing Balance Sheet (the “Closing Employee Related Accrued Expenses”). The Closing Balance Sheet, the Working Capital Statement, the Past Due Receivables Statement, the Trade Accounts Payable Statement and the Employee Related Accrued Expenses Statement will be prepared in accordance with GAAP. The Company will have reasonable access to the work papers used by the Buyer in the preparation of the Closing Balance Sheet, the Working Capital Statement, the Past Due Receivables Statement, the Trade Accounts Payable Statement and the Employee Related Accrued Expenses Statement.
     (b) Dispute Notice. The Closing Balance Sheet, the Working Capital Statement, the Past Due Receivables Statement, the Trade Accounts Payable Statement and the Employee Related Accrued Expenses Statement will be final, conclusive and binding on the parties unless the Company provides a written notice (a “Dispute Notice”) to the Buyer no later than the twentieth day after delivery of the Closing Balance Sheet setting forth in reasonable detail (a) any item on the Closing Balance Sheet, the Working Capital Statement, the Past Due Receivables Statement, the Trade Accounts Payable Statement and/or the Employee Related Accrued Expenses Statement which the Company believes has not been prepared in accordance with the Accounting Principles and (b) the correct amount of such item in accordance with the Accounting Principles. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.
     (c) Resolution of Disputes. The Company and the Buyer will attempt to resolve the matters raised in a Dispute Notice in good faith. Within fifteen Business Days after delivery of the Dispute Notice, either the Company or the Buyer may provide written notice to the other that it elects to submit the disputed items to an international and independent accounting firm with operations in Ireland chosen jointly by the Company and Buyer (the “Working Capital Referee”), or in the absence of agreement between the parties, and at the request of either the Company or the Buyer, appointed by the President at the time being of the Institute of Chartered Accountants of Ireland. The Working Capital Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Accounting Principles. The fees and expenses of the Working Capital Referee will be shared equally by the Company and the Buyer, and the decision of the Working Capital Referee with respect to the items of the Closing Balance Sheet, the Working Capital Statement, the Past Due Receivables Statement, the Trade Accounts Payable Statement and the Employee Related Accrued Expenses Statement submitted to it will be final, conclusive and binding on the parties (save for manifest error). Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Working Capital Referee and to cause the Working Capital Referee to resolve any dispute no later than thirty Business Days after selection of the Working Capital Referee. The Working Capital Referee shall act as an expert and not as an arbitrator and the provisions of the Arbitration Acts 1954 and 1980 shall not apply to him or his determinations.
     (d) “Final Working Capital” means the Closing Working Capital amount as finally determined in accordance with this Section 2.08. “Final Working Capital Adjustment” means the amount, which may be positive or negative, equal to the Final Working Capital minus the Working Capital Target.

     (e) “Final Past Due Receivables” means the Closing Past Due Receivables amount as finally determined in accordance with this Section 2.08. “Final Past Due Receivables Adjustment” means the amount, which may be positive or negative, equal to the Final Past Due Receivables minus the Estimated Past Due Receivables.
     (f) “Final Trade Accounts Payable” means the Closing Trade Accounts Payable amount as finally determined in accordance with this Section 2.08. “Final Trade Accounts Payable Adjustment” means the amount, which may be positive or negative, equal to the Final Trade Accounts Payable minus the Estimated Trade Accounts Payable.
     (g) “Final Employee Related Accrued Expenses” means the Closing Employee Related Accrued Expenses amount as finally determined in accordance with this Section 2.08. “Final Employee Related Accrued Expenses Adjustment” means the amount, which may be positive or negative, equal to the Final Employee Related Accrued Expenses minus the Estimated Employee Related Accrued Expenses.
     (h) The “Purchase Price Adjustment” will equal the sum of (i) the Final Working Capital Adjustment minus the Final Past Due Receivables Adjustment minus the Final Trade Accounts Payable Adjustment minus the Final Employee Related Accrued Expenses Adjustment plus (ii) interest on the amount described in clause (i) at the rate of 7.5% per annum (compounded on a 30 day-monthly basis) from and including the Closing Date through the date of payment under this Section 2.08. If the Purchase Price Adjustment is a positive number, the Buyer will, and the Parent will cause the Buyer to, pay to the Company in cash an amount equal to the Purchase Price Adjustment within five business days of the determination of the Final Working Capital and/or Final Past Due Receivables and/or Final Trade Accounts Payable and/or Final Employee Related Accrued Expenses (as applicable) by the Working Capital Referee in accordance with Section 2.08(c). If the Purchase Price Adjustment is a negative number, the Company will, and the Shareholder will cause the Company to, pay to the Buyer in cash an amount equal to the absolute value of the Purchase Price Adjustment within five business days of the determination of the Final Working Capital and/or Final Past Due Receivables and/or Final Trade Accounts Payable and/or Final Employee Related Accrued Expenses (as applicable) by the Working Capital Referee in accordance with Section 2.08(c).
     (i) Escrow Agreement. Within two business days of the determination of Final Past Due Receivables, Buyer shall, and Parent shall cause Buyer to, deliver the dollar amount of the Final Past Due Receivables in immediately available funds by wire transfer to an account maintained pursuant to an agreement set forth in Exhibit E (the “Escrow Agreement”).
     Section 2.09. Value Added Tax (VAT):
     (a) The Buyer and Shareholder intend, and shall use their best efforts to ensure, that the completion of the sale of the Purchased Assets under this Agreement shall constitute a sale of a business, or part thereof, such that the completion of the sale of the Purchased Assets under this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of Value Added Tax (“VAT”) in accordance with Sections 3(5)(b)(iii) and 5(8) of the VAT Act 1972 (as amended) (“VAT Act”) such that no VAT will be chargeable in respect of the sale and purchase herein agreed.
     (b) Notwithstanding Section 2.09(a), if VAT is properly chargeable in respect of the sale and purchase of the Purchased Assets the Shareholder shall deliver to the Buyer a VAT invoice prepared in accordance with relevant VAT legislation. On receipt of this VAT invoice the Buyer shall pay to the

Shareholder the amount of VAT properly arising in respect of the sale and purchase of the Purchased Assets. If the Buyer disagrees with the determination of the Shareholder it may within ten days of receipt of the invoice from the Shareholder, give written notice to the Shareholder that it requires the Shareholder to obtain a ruling from the Revenue Commissioners. The Shareholder shall immediately request the Revenue Commissioners to undertake that review and issue that ruling subject to the Buyer indemnifying the Shareholder against any reasonable costs and expenses that the Shareholder may incur by taking any action which is requested by the Buyer. In any case where a ruling cannot be obtained from the Revenue Commissioners to the effect that there is no VAT on the transaction, the Buyer shall also pay, three Business Days prior to the date on which the payment of such VAT by the Shareholder to the Revenue Commissioners falls due, to the Shareholder an amount equal to that VAT (against delivery by the Shareholder of an appropriate Tax invoice for VAT purposes).
     (c) If the Revenue Commissioners issue an opinion that VAT is chargeable in respect of the sale of the Purchased Assets, the Shareholder shall deliver to the Buyer a VAT invoice prepared in accordance with relevant VAT legislation. On receipt of this VAT invoice the Buyer shall pay to the Shareholder the amount of VAT determined by the Revenue Commissioners to be arising in respect of the sale and purchase of the Purchased Assets.
     (d) If following the payment of any amount of VAT by the Buyer in respect of the sale and purchase of the Purchased Assets it is established that VAT was incorrectly chargeable and the Shareholder has not already accounted for such VAT to the Revenue Commissioners, the Shareholder shall pay to the Buyer the amount of any VAT incorrectly charged and in a case where the Shareholder has already accounted for such VAT to the Revenue Commissioners, then the Shareholder shall, subject to being indemnified by the Buyer against any reasonable costs and expenses that may arise, apply to the Revenue Commissioners forthwith for a refund of such VAT and take all reasonable steps to recover such a refund and will then pay to the Buyer any refund recovered from the Revenue Commissioners.
     (e) The Buyer warrants to the Shareholder that it will be, at the Closing Date, a taxable person as defined in the VAT Act and that it will be entitled to deduct all VAT that would have been chargeable on the transfer but for the operation of Section 2.09(a) above.
     Section 2.10. Further Assurance. Following Closing, at the request of the Buyer, the Company shall, and the Shareholder shall procure that the Company and any other necessary parties shall, within 14 days of the request or such longer period as may be reasonably necessary execute all such documents and do all such acts and things as may be necessary or reasonably required for assuring to or vesting in the Buyer the legal and beneficial ownership of the Purchased Assets.
     Section 2.11. Incorporation of Buyer.
     (a) Parent hereby covenants and agrees to procure that prior to the Closing Date the Buyer shall have been duly incorporated (under the name set out in this Agreement or under some other appropriate name if that name is not available) and that the board of the Buyer shall have ratified this Agreement in accordance with the provisions of Section 37(1) of the Companies Act, 1963.
     (b) It is hereby expressly agreed for the purposes of Section 37(2) of the Companies Act, 1963 that neither the person or persons signing this Agreement on behalf of the Buyer nor any other person or persons purporting to act in the name of or on behalf of the Buyer prior to its incorporation shall have any personal liability in respect of or be personally bound by this Agreement or any of the Transaction Documents or any of the transactions contemplated hereunder.

     (c) Prior to incorporation of the Buyer, any reference in this Agreement to any right of the Buyer, or to any matter requiring consent of the Buyer, shall be construed as a reference to a right of the Parent, or as a matter requiring consent of the Parent.
ARTICLE 3
WARRANTIES OF COMPANY AND SHAREHOLDER
     In order to induce Buyer and Parent to enter into and perform this Agreement, except as set forth in the disclosure schedules hereto (the “Schedules”), the Company and Shareholder jointly and severally warrant to Parent and Buyer that:
     Section 3.01. Existence and Power. Each of the Company and Shareholder is duly organized, validly existing and in good standing, where applicable, under the laws of its jurisdiction of organization. The Company (a) is duly incorporated and validly existing in Ireland, and (b) has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its respective businesses as now conducted.
     Section 3.02. Corporate Authorization. The execution, delivery and performance by Shareholder and the Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Shareholder’s and the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of Shareholder or the Company as applicable. Each Transaction Document, when duly executed and delivered by Shareholder and the Company, will constitute a valid and binding agreement of Shareholder or the Company, as applicable, enforceable against Shareholder or the Company, as applicable, in accordance with its terms.
     Section 3.03. Governmental Authorization. The execution, delivery and performance by Shareholder and the Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action (including any authorization, consent or approval) by or in respect of, or material filing with, any Governmental Authority.
     Section 3.04. Noncontravention. The execution, delivery and performance by Shareholder and the Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Organizational Documents of Shareholder or the Company, as applicable, (ii) assuming compliance with the matters referred to in Section 3.03, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Consents, constitute a default or breach under, require any notice or consent under or give rise to any right of termination, cancellation or acceleration of any material right or material obligation or to a loss of any material benefit relating to the Business to which Shareholder or the Company is entitled under any provision of any material agreement or other instrument binding upon Shareholder or the Company except as disclosed in Schedule 3.04(iii) or (iv) result in the creation or imposition of any Lien on any Purchased Asset.
     Section 3.05. Consents. Schedule 3.05 sets forth each material agreement or other instrument binding upon Shareholder or the Company (including the Contracts) that requires a consent or other action by or in respect of any Person as a result of the execution, delivery and performance of this Agreement (all such required consents or other actions, the “Consents”).

     Section 3.06. Financial Statements. Schedule 3.06 sets forth each of the following: (a) the balance sheet of the Business as at September 30, 2006 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”);
     (b) the unaudited balance sheet of Business as at March 31, 2007, and the related unaudited statement of income of the Business for the 6 months then ended (the “Interim Financials”); and
     (c) monthly unaudited financial statements of Company in the form customarily prepared by management for internal use for each complete month from the Most Recent Balance Sheet Date through the date of this Agreement (the “Monthly Financials,” and together with the Interim Financials, collectively the “Financials”).
     Section 3.07. Compliance with GAAP, etc. The Financials (including any notes thereto, if any) (i) were prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the unaudited Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material and the absence of notes that, if presented, would not differ materially from those included with the Most Recent Balance Sheet) and (iii) fairly present in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the operations of the Company and changes in financial position for the respective periods covered thereby.
     Section 3.08. Absence of Certain Changes. Since February 28, 2007, the Business has been conducted only in the Ordinary Course of Business, and there has not been:
     (a) any event, occurrence or development which has had, or is reasonably likely to have, a Material Adverse Effect;
     (b) any damage, destruction, eminent domain taking or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Assets in any material respect;
     (c) any creation or other incurrence of any Lien on any material Purchased Asset;
     (d) other than the change in functional currency from the U.S. Dollar to the Euro as of October 1, 2006, any material change in any method of accounting or accounting practice (including with respect to reserves) with respect to the Business except for any such change required by reason of a concurrent change in GAAP; or
     (e) any increase or material alteration to the compensation payable or paid, or alteration in the timing or method of such payments, whether conditionally or otherwise, to any employee or consultant, other than in the Ordinary Course of Business.
     Section 3.09. Material Contracts. (a) Except for the Contracts disclosed in Schedule 3.09, such Contracts together with the license agreements required to be disclosed in Schedule 3.13 and the Contractual Obligations required to be disclosed in Schedule 3.19 (collectively, the “Material Contracts”), the Company is not a party to or bound by:
     (i) any license or similar agreement with an original equipment manufacturer of aircraft engines or industrial turbines;

     (ii) any material lease of personal property;
     (iii) any lease of real property;
     (iv) any Contractual Obligation for the purchase or provision of materials, equipment or other personal property, supplies or services that (A) is not terminable by the Company without material penalty on less than 61 days notice and (B) involves aggregate payments after the Closing in excess of $100,000;
     (v) any partnership, limited liability company, joint venture or other similar agreement or arrangement;
     (vi) any Contractual Obligation relating to the acquisition of any portion of the Business (whether by merger, purchase of stock, purchase of assets or otherwise);
     (vii) except as disclosed in Schedule 3.09(a)(vii), any Contractual Obligation that would limit the freedom of the Business to compete in any line of business or with any Person or in any area or that prohibits the use of any Intellectual Property by the Business or pursuant to which the Company has agreed to refrain from using any Business Intellectual Property;
     (viii) except as disclosed in Schedule 3.09(a)(viii), any Contractual Obligation providing compensation or other benefits to any employee or consultant; or
     (ix) any other Contractual Obligation that requires or would reasonably be expected to require aggregate future payments of more than $200,000 after the Closing.
     (b) The Company has delivered to the Buyer a complete copy of each Material Contract, in each case, as amended or otherwise modified and in effect as of the date hereof. Except as disclosed in Schedule 3.09(b), each Material Contract is a valid and binding agreement of the Company and is in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.
     Section 3.10. Litigation. Except as disclosed on Schedule 3.10, there is no material action, suit, arbitration, investigation or proceeding pending against, or to the Knowledge of Shareholder, threatened in writing against the Company that (a) affects the Business or any Purchased Asset or Assumed Liability before any court or arbitrator or tribunal or any Governmental Authority or (b) in any manner challenges or seeks the rescission of this Agreement, or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereunder.
     Section 3.11. Compliance with Laws and Court Orders; Permits. (a) The Company is not in material violation of any applicable law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets or the conduct of the Business.
     (b) The Company has been duly granted all permits required pursuant to applicable Legal Requirements for the conduct of the Business. Each such permit (a “Permit” and collectively the “Permits”) is listed on Schedule 3.11 and, except as disclosed on Schedule 3.11, each such Permit is transferable to the Buyer at the Closing. All Permits are valid and in full force and effect, and the Company is not in material breach or violation of, or material default under, any Permit. All material books, records, files, correspondence and papers relating to any Permit are included in the Purchased

Assets and no notice has been furnished to the Company indicating that any Permit will be withdrawn or not renewed.
     Section 3.12. Properties; Liens; Completeness of Assets. (a) The real property owned and/or utilized by the Company in the conduct of the Business is identified on Schedule 3.12 (the “Real Property”). No Purchased Asset is subject to any Lien.
     (b) The Purchased Assets and the Excluded Assets described in Sections 2.02(a), (e), (f), and (g) constitute all the assets, Contractual Obligations, Intellectual Property and services necessary for the Company to operate, and used by the Company to operate, the Business as it is currently operated by the Company and, at the time of the Closing, the Purchased Assets shall be adequate in all material respects to allow Buyer at such time to operate the Business as it is currently being operated. The tangible personal property owned or used by the Company in the conduct of the Business, taken as a whole, is in good operating condition and repair, reasonable wear and tear excepted, and has been maintained in all material respects consistent with the Company’s past practice and with maintenance procedures and policies of companies in the same or similar industry and which are of a similar size.
     Section 3.13. Intellectual Property. (a) Schedule 3.13 contains a list of all Intellectual Property registrations and applications for registration included in the Business Intellectual Property. Each such registration is valid and subsisting, except where the failure to maintain any such registration would not result in a Material Adverse Effect on the conduct of the Business. Schedule 3.13 further identifies each material trade name, material trade dress and material unregistered trademark or material service mark used in the Business and included in the Business Intellectual Property. Schedule 3.13 sets forth a list of all agreements to which the Company is a party and pursuant to which Company is authorized to use any material Intellectual Property that is used in the conduct of the Business. Schedule 3.13 sets forth a list of all agreements as to which Company is a party and pursuant to which any Person other than Company, including the Shareholder, is authorized to use any material Owned Intellectual Property.
     (b) The Company owns (free and clear of any Liens), all material Owned Intellectual Property.
     (c) To the Knowledge of the Company, neither (i) the use of the Business Intellectual Property, nor (ii) the conduct of the Business by Company infringes or otherwise violates the Intellectual Property rights of any Person. The Company has not received any written notice of such infringements or violations during the twenty-four (24) months prior to the date hereof.
     (d) No Owned Intellectual Property right is subject to any outstanding judgment, injunction, order, decree or agreement restricting in any material respect the use thereof by Company with respect to the Business or materially restricting the licensing thereof by Company to any Person.
     (e) The Company has not received during the twenty-four (24) months prior to the date hereof any written notice of any pending third-party claim (i) contesting the validity, enforceability, use or ownership of any material Owned Intellectual Property or (ii) alleging any infringement, misappropriation or violation of, or other conflict with, any Intellectual Property of any third party relating to the conduct of the Business.

     (f) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, in any material respect, any right of the Company with respect to any material Owned Intellectual Property owned by it.
     Section 3.14. Employees.
     (a) Schedule 3.14(a) sets forth the name, job title, employment commencement date, annual salary or hourly wage, as applicable, total compensation (including bonus), benefit entitlements and date of most recent salary or wage increase for each employee of the Company. The particulars of Schedule 3.14(a) are true and accurate in all respects and the Company has provided the Buyer with all contracts of employment which exist for any such employees or, where such written contracts of employment are not available, details of terms and conditions of the relevant employees’ employment and no notice of termination has been given to, or by any of such employees listed thereto.
     (b) Except as provided for in the retention agreements disclosed above at Schedule 3.09(a)(viii), there are no amounts owing to any present or former director or employee of, or person supplying services to, the Company, whether for salary, fees, benefits, pensions or otherwise, other than remuneration accrued for not more than one month or for reimbursement of business expenses in relation to the Business, and the Company has made no conditional promises, written or implied, of future compensation or bonuses.
     (c) The Company has no outstanding liability to PAYE or PRSI which should have been paid and which has not been paid arising in connection with the employment, engagement or remuneration of its employees, directors or suppliers of services in relation to the Business.
     (d) Except as provided for in the retention agreements disclosed at Schedule 3.09(a)(viii) and except as disclosed in Schedule 3.14(d), no judgment, recommendation, determination, decision or award has been made by a third party against the Company in the three year period prior to the Closing Date for breach of any contract of service or for services, redundancy payments, compensation for wrongful or unfair dismissal, unlawful discrimination or breach of any employment related statute, or health and safety provision or for failure to comply with any order for the reinstatement or re-engagement of any Employee, former employee, director or independent contractor nor is the Company aware that any such judgment, recommendation, determination, decision or award has been made by a third party against the Company; and no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or for the supply of services of any current or former director, employee or supplier of services.
     (e) Schedule 3.14(e) sets forth all claims instituted or, to the Company’s Knowledge, threatened against the Company or directors in the three year period prior to the Closing Date (i) by any of its Employees or former employees or independent contractors in respect of an accident or injury or grievance or dispute, (ii) by an Employee or former employee or director of, or supplier of services to, the Company in relation to its terms and conditions of employment or appointment, or any termination thereof, or the terms and conditions on which it supplies services, or (iii) under or by virtue of the terms of any Irish statutory provisions affecting or concerning the rights of employees in their employment, including, without limitation, the Redundancy Payments Acts, 1967 to 2003, the Minimum Notice and Terms of Employment Acts, 1973 to 1991, the Organisation of Working Time Act, 1997, the Protection of Young Persons (Employment) Act, 1976; the Protection of Employment Act, 1977 to 1993, the Unfair Dismissals Acts, 1977-2001, the Maternity Protection Act, 1994 and 2004, the Industrial Relations Act, 1990, the Employment Equality Acts, and 1998 and 2004, the Protection of Employees (Part-Time Work)

Act, 2001, the Protection of Employees (Fixed-Term Work) Act, 2003; the Safety, Health and Welfare at Work Act, 2005, the European Communities (Protection of Workers) Exposure to Noise Regulations, 1990; the Adoptive Leave Act, 1995 and 2005; the Carers Leave Act, 2001, the Parental Leave Act, 1998, the Payment of Wages Act, 1991; the National Minimum Wage Act, 2000 and the Terms of Employment (Information) Act, 1994-2001, or any regulations made thereunder relating in any way to the Business.
     (f) The Company has complied in all material respects with all legal obligations (including without limitation those imposed by Irish Employment Law), codes of practice of the Company (within the meaning of the Industrial Relations Act, 1990, Employment Equality Acts, 1998 and 2004 and Safety, Health and Welfare Work Act, 2005), collective agreements relevant to employees, employees’ representatives and/or trade unions, and has maintained such current, adequate and suitable records regarding employees as is required to ensure compliance in all material respects with all relevant employment laws.
     (g) Within a period of one year preceding the date of this Agreement the Company has not given or has not been required by law to give notice of any redundancies to the Minister for Enterprise, Trade and Employment, or started or been required to start consultations with any employees’ representatives, under Part 2 of the Protection of Employment Act, 1977 or (except in relation to this Agreement) of the European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003.
     (h) To the Company’s Knowledge, no Employee intends to establish himself or herself as an undertaking within the meaning of the Competition Act, in a manner which would be a breach of the terms included in his or her contract of employment (regardless of whether such terms are valid and binding or not).
     Section 3.15. Labor Matters. Except as set forth on Schedule 3.15, (a) none of the employees set forth on Schedule 3.14 is, or within the last five years has been, a member of a bargaining unit covered by a collective bargaining agreement to which the Company is a party; (b) the Company is not now, nor has it been within the last five years, subject to any union organizing effort, strike, work stoppage, lock out or other labor dispute involving any of such employees; (c) the Company is not engaged in any unfair labor practice with respect to any of such employees and, to the Company’s Knowledge, no employee has any material grievance or other employee dispute pending which involves the Company and (d) to the Company’s Knowledge, the Company is not the subject of any material complaint, charge, investigation, audit, suit or other legal process with respect to any of such employee, or any of the terms or conditions of their employment, by any Governmental Authority.
     Section 3.16. Environmental Compliance. (a) (i) No written notice, order, request for information, complaint or penalty has been received by the Company and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s Knowledge, threatened, in either case, which allege a material violation by the Company of any Environmental Law and which relates to the Purchased Assets;
     (b) To the Company’s Knowledge, except as set forth on Schedule 3.16(b), the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. To the Company’s Knowledge and except as set forth in Schedule 3.16(b), (i) there has been no release, disposal, burial or placement of Hazardous Substances on or about the Owned Real Property; (ii) neither the Company nor any other Person has used all or part of the Owned Real Property or any lands contiguous to the Owned Real Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Owned Real Property, or on or under any lands in the vicinity of the Owned Real Property; (iv) there are no storage tanks on or under the Owned Real Property; (v) environmental conditions associated with the Owned Real Property are in compliance with all Environmental Laws; and (vi) the Company has disclosed to the Buyer all information in the Company’s or Shareholder’s possession relating to the environmental condition of the Owned Real Property; and
     (c) Except as set forth on Schedule 3.16(c), there has been no written environmental audit conducted by, or in the possession of, the Company or any Affiliate in the three year period prior to the Closing Date which has not been provided to the Buyer.
     Section 3.17. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Shareholder or Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Parent or the Buyer may be liable or which may give rise to a Lien on the Purchased Assets.
     Section 3.18. Insurance. Schedule 3.18 sets forth a list of all insurance policies that cover any Purchased Assets , the Business or the Employees up to the date of Closing. Except as set forth on Schedule 3.18, there are no claims that relate to the Business or the Employees currently pending under any such insurance policy and all of the claims disclosed at Schedule 3 18 concerning any accident or injury of any Employee or former employee of the Company are fully covered by such insurance policies.
     Section 3.19. Customers and Suppliers. Schedule 3.19 sets forth (a) the 10 customers of the Company related to the Business that paid the greatest amount for the Company’s Services during the fiscal year ended September 30, 2006, the existing Contractual Obligations, if any, with such customers and the amount paid to the Company by each customer during such period (b) the 10 suppliers of the Company related to the Business to which the Company paid the greatest amount during the six months ended March 31, 2007, the existing Contractual Obligations, if any, with such suppliers and the amount paid by the Company to each supplier during such period. None of such customers or suppliers have canceled, terminated or otherwise materially altered its relationship with the Company or notified the Company of any intention to do any of the foregoing.
Section 3.20. Pensions and Benefit Schemes.
     (a) Subject to the disclosure in Schedule 3.20, the Buyer has received from the Company copies of all the current trust deeds, rules, policies, latest annual report and accounts and other material documents constituting and currently governing the Pension Schemes and Related Benefit Scheme; copies of all current explanatory booklets relating to the Pension Schemes and Related Benefit Scheme; a list of all Employees who are members of or entitled to benefit under each Pension Scheme and the Related Benefit Scheme; and evidence of approval of each Pension Scheme by the Revenue Commissioners. All deferred compensation schemes maintained or contributed to by the Company are listed in Schedule 3.20.
     (b) Subject to the disclosure in Schedule 3.20, (i) except for the Pension Schemes and the Related Benefit Scheme, there are not in operation, and no proposal has been announced to enter into or establish any retirement, death, disability or other benefit schemes for or in respect of any Employee; (ii) except for the obligations pursuant to the Labour Relations Recommendations as provided at Schedule 3.20(b)(ii) the Company does not have any present, future or contingent obligations (including any obligation established by custom or contained in any contract or agreement (including any union or collective agreement) or under the Prior Schemes) in respect of the retirement, death or disability of any Employee (including, without limitation, any part-time or fixed-term employee); (iii) except for the “sick pay scheme” disclosed in Schedule 3.20(b)(iii), the Company is not currently paying, or has not promised to pay, any pension, sickness or disability gratuities; and (iv) the Company does not have any present, or future or contingent obligation or liability to any Employee in respect of the Share Plan or any other share option or equity participation plan.
     (c) In relation to the DC Scheme, the DC Scheme qualifies as an occupational pension scheme and as a defined contribution scheme for the purposes of the Pension Act, is Approved and the DC Scheme is registered with the Pensions Board as required by the Pensions Act.
     (d) The Company has provided the Buyer with details of the rate at which both the Company and the Employees contribute to the Pension Schemes and the Related Benefit Scheme and the frequency of such payment (See Schedule 3.20(d)). All contributions due in respect of the period up to Closing will be paid within 21 days of the end of the month within which the contributions are deducted.
     (e) The Pension Scheme and Related Benefit Scheme have at all times been duly administered in material compliance with all applicable laws, regulations and requirements (including Revenue Commissioners and trust requirements and the documentation under which they are governed). The Company has materially complied with all its obligations under the Pension Schemes and the Related Benefit Scheme and under all applicable legislation, regulations and requirements in relation to such arrangements and in relation to the provision of retirement, death, disability and sickness benefits to and in respect of the Employees and officers of the Business.
     (f) There are no actions, suits or claims (other than routine claims for benefits) (including without limitation any claims or complaints under any internal dispute resolution procedure, to the Pensions Ombudsman or otherwise) outstanding, pending or threatened against the Company in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes or the Related Benefit Scheme or the provision of (or failure to provide) pension, death, sickness, disability or related benefits generally.
     (g) The Company and the Shareholder have ceased making contributions to the Prior Schemes in accordance with applicable laws. The trustees of the Prior Schemes have initiated the winding up of such Prior Schemes as of the date of this Agreement.
     Section 3.21. Title to Purchased Assets.
     (a) Except as with respect to the Customer-Owned Tooling, (i) the Company has good and marketable title to, and the power to sell or transfer to Buyer, all the Purchased Assets, free and clear of all Liens, (ii) none of the Purchased Assets is in the possession, custody, or control of any Person other than the Company, and (iii) no Person other than the Company has any right, title, or interest in any profits, earnings, gains or losses with respect to the Business, or any Purchased Asset.
     (b) Each of the Purchased Assets will be owned or available for use by Buyer on substantially identical terms and conditions immediately subsequent to the Closing as it was owned or was available for use by the Company immediately prior to the Closing, except as would not result in a Material Adverse Effect on the conduct of the Business.

     Section 3.22. Limitations to Warranties of Company and Shareholder. Notwithstanding the provisions of Sections 3.01 to 3.21 and in the absence of fraud or wilful concealment of the Shareholder, the Company or their agents or advisers, the Shareholder and/or the Company will not be liable for any Warranty Claim:
(a)	Time.

unless notice of it is given in writing by the Buyer to the Shareholder setting out brief particulars of the grounds on which the Warranty Claim is based within twenty (20) months following the Closing Date, except that the time limit is to be five years from the end of the accounting period of the Company in which the Closing falls for a claim relating to Tax.

(b)	Aggregate Minimum Claims.

Unless
     (i) the aggregate amount of the Shareholder’s and/or the Company’s liability for all duly notified claims exceeds $10,000; and
     (ii) the aggregate amount of the Shareholder’s and/or the Company’s liability for such claim and all other claims, (each being in excess of an amount equivalent to or greater than $10,000) exceeds $50,000.
in which event the Shareholder’s and/or the Company’s liability shall be for all such amounts.

(c)	Changes in Law.

to the extent that it arises or is increased or extended as a result of any of the following occurring after the Closing with retrospective effect:
     (i) an increase in rates of Tax;
     (ii) a change in the law or in any regulation, requirement or code of conduct of any relevant agency or regulatory body; or
     (iii) any parliamentary statement, or statement by the Revenue Commissioners concerning any change in Revenue practice.
     Section 3.23. Cap on Liability. The aggregate liability of the Shareholder and/of the Company arising in any way under this Agreement (including any costs suffered or incurred) shall not exceed $5,000,000.
     Section 3.24. Further Limitations. No liability shall attach to the Shareholder and/or the Company in respect of any Warranty Claim to the extent that:
     (a) Provision or reserve is made for the matter or thing in the Closing Balance Sheet or the Working Capital Statement or such matter or thing has been reflected therein;

     (b) Such Warranty Claim results from any omission or voluntary act or transaction on the part of the Buyer after the Closing Date other than an omission, act or transaction carried out pursuant to a legally binding obligation entered into by the Company on or before Closing;
     (c) Such Warranty Claim relates to any loss for which the Buyer is indemnified by insurance or which the Buyer otherwise receives from a third party, provided that in such circumstances any costs or expenses incurred by the Buyer in claiming any amount from the relevant insurance company or other third party and which are not reimbursed by any such third party (including without limitation any subsequent increase in insurance premiums) shall be included as part of the Warranty Claim;
     (d) Such Warranty Claim would not have arisen but for some act, omission, transaction or arrangement whatsoever carried out at the written request or with the written approval of the Buyer or its respective authorised representatives or which was expressly authorised by this Agreement;
     (e) Such Warranty Claim would not have arisen but for a cessation of trading or a change in the nature or conduct of the Business by the Buyer after the Closing Date;
     (f) Such Warranty Claim would not have arisen but for a breach by the Buyer or of it’s obligations under this Agreement; or
     (g) Such Warranty Claim relates to a matter which (i) would have entitled the Buyer to terminate this Agreement pursuant to Section 9.01(c) and (ii) the Buyer had actual knowledge of its right to so terminate this Agreement pursuant to Section 9.01(c).
     Section 3.25. No Representation, etc. Information supplied by or on behalf of any Employee in connection with the Warranties or the exceptions, or the information disclosed in the Disclosure Schedules or otherwise in relation to the Warranties, the Purchased Assets, the Business and affairs of the Company, will not constitute a representation, warranty or guarantee as to its accuracy, and the Shareholders and the Company hereby assign to the Buyer any claims which they might otherwise have against any Employee in respect of that information, and undertake not to bring any action or proceedings in relation to it.
     Section 3.26. Mitigation. Nothing in this Agreement shall, or shall be deemed to, relieve the Buyer of any common law duty to mitigate any loss or damage incurred by it.
     Section 3.27. Recovery from Third Party. If the Shareholder or the Company makes any payment by way of damages for breach of any of the Warranties and after the making of the relevant payment, the Buyer recovers from a third party a sum which would have reduced the liability of the Shareholder or the Company in respect of such breach the Buyer shall, once it has received such sum, forthwith repay to the Shareholder of the Company so much of the recovered amount from the third party less the cost of recovery, interest or liability to Taxation, as does not exceed the sum paid by the Shareholder of the Company to the Buyer.
     Section 3.28. Conduct of Warranty Claims.
     (a) In the event of any Warranty Claim by the Buyer succeeding and any payment being made by the Shareholder and/or the Company pursuant thereto, the Buyer shall, at the written request of the Company and/or the Shareholder, and subject to being fully indemnified and (if reasonably deemed necessary by the Buyer) secured by the Shareholder and/or the Company as to all costs and expenses which it may reasonably incur by reason of such action, take all reasonable action to enforce, all rights of reimbursement, actions and indemnities against third parties in respect of the subject matter of such Warranty Claim (if any) and the provisions of Section 3.27 shall apply to any sums recovered pursuant to such actions, provided that the Buyer shall not be obliged hereunder to do or omit to do any act or thing which in its reasonable opinion will or is likely to result in material damage or to the goodwill of the Business or to the Buyer’s relationship with the Employees, suppliers, customers, and regulatory or Taxation authorities.
     (b) No person shall be entitled to recover any sum in respect of any Warranty Claim to the extent that damages in respect of the same loss have already been received pursuant to a Warranty Claim related to the same circumstances so that for this purpose, recovery by one shall be deemed to be recovery by all other persons so entitled.
     (c) If any third party claim is made or circumstances arise which it appears to the Buyer could reasonably give rise to a Warranty Claim:
     (i) the Buyer shall as soon as reasonably practicable give written notice to the Shareholder and/or the Company and keep the Shareholder and/or the Company fully informed (subject to any legal duty of confidentiality) of all material developments;
     (ii) the Buyer shall take such actions as the Shareholder and/or the Company may reasonably request to avoid, dispute, resist, appeal, delay, compromise, settle, defend or mitigate any third party claim which could give rise to a Warranty Claim on the basis that the Buyer shall be fully indemnified and (if reasonably deemed necessary by the Buyer) secured by the Shareholder and/or the Company as to all costs and expenses which it may reasonably incur by reason of such action, and provided that the Buyer shall not be obliged hereunder to do or omit to do any act or thing which in its reasonable opinion will or is likely to result in material damage or to the goodwill of the Business or to the Buyer’s relationship with the Employees, suppliers, customers, and regulatory or Taxation authorities; and
     (iii) the Buyer shall not make any admission of liability, agreement, settlement or compromise with any person, body or authority in relation to any matter in respect of which a Warranty Claim may arise without the prior written consent of the Shareholder and/or the Company, which consent shall not be unreasonably withheld, conditioned or delayed save that the Buyer shall be entitled to make any such admission, agreement, settlement or compromise if in its reasonable opinion it is necessary in order to prevent any material damage to the goodwill of the Business or to the Buyer’s relationships with the Employees, suppliers, customers and regulatory or Taxation authorities occurring.
     (d) The Buyer shall upon receiving reasonable notice, give the Shareholder and/or the Company and their professional advisers reasonable access to the premises and/or personnel of the Business and to any relevant chattels, and (subject to any legal duty of confidentiality or any right of privilege) access to documents and records within the power, possession or control of the Buyer to enable the Shareholder and/or the Company and its professional advisers to examine such chattels, documents and records and take copies or photographs thereof at the Shareholder’s and/or the Company’s own expense for the purposes of assessing a Warranty Claim.
     (e) Save as expressly provided in this Agreement, the Buyer acknowledges that it has placed no reliance, and will not at any time hereafter place reliance on any information or representation,

whether expressed, implied, written or oral (and whether or not obtained during the negotiation of any aspect of the transactions reflected in this Agreement), relating to the Business other than the Warranties and the provisions of this Agreement.
     Section 3.29. Fraud. The limitations on and the exclusions of liability of the Shareholder and the Company set out in Sections 3.22 onwards shall not apply to any Warranty Claim to the extent that such claim:
     (a) arises from or is delayed as a result of any fraud or any wilful concealment by the Company or the Shareholder or the directors or officers of the Company or the Shareholder; or
     (b) relates to title to the Purchased Assets.
ARTICLE 4
WARRANTIES OF PARENT AND BUYER
     Except as set forth in the Schedules, Parent and the Buyer warrant to the Shareholder and the Company that:
     Section 4.01. Existence and Power. The Buyer will at Closing be a corporation duly incorporated and validly existing in Ireland. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
     Section 4.02. Authorization. The execution, delivery and performance by Buyer and Parent of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Parent and will be, following its incorporation, within the corporate powers of Buyer and have been (or in the case of Buyer will be following its incorporation) duly authorized by all necessary action on the part of Buyer or Parent as applicable. Each Transaction Document, when duly executed and delivered by Buyer and Parent, will constitute a valid and binding agreement of Buyer or Parent, as applicable, enforceable against Buyer or Parent, as applicable, in accordance with its respective terms.
     Section 4.03. Governmental Authorization. Other than filings in respect of the incorporation of Buyer, the execution, delivery and performance by Buyer and Parent of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action (including any authorization, consent or approval) by or in respect of, or material filing with, any Governmental Authority.
     Section 4.04. Noncontravention. The execution, delivery and performance by Buyer and Parent of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Organizational Documents of Buyer or Parent, as applicable, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, require any notice or consent under, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer or Parent is entitled under any provision of any agreement or other instrument binding upon Buyer or Parent or (iv) result in the creation or imposition of any Lien on any asset of Buyer or Parent, as applicable, except, in the cases of clauses (ii) through (iv), as would not prevent, enjoin, alter or materially delay, or materially impair the ability of Buyer or Parent, as applicable, to consummate, the transactions contemplated by the Transaction Documents.

     Section 4.05. Financial Capacity. Parent and the Buyer together have sufficient cash and borrowing capacity to fund the Purchase Price and pay any Buyer Transaction Expenses.
     Section 4.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission from the Shareholder or the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any other Transaction Documents.
ARTICLE 5
COVENANTS
     Section 5.01. Operation of Business. (a) From the date of this Agreement until the Closing Date, the Company will, and the Shareholder will cause the Company to, (i) conduct the Business only in the Ordinary Course of Business, (ii) use its commercially reasonable efforts to maintain the value of the Business as a going concern, (iii) use its commercially reasonable efforts to preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; (iv) obtain the prior written consent of the Buyer prior to disposing of any Purchased Asset other than in the Ordinary Course of Business; (v) obtain the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed, prior to dismissing or taking any steps to dismiss any employee of the Company; and (vi) consult with Buyer prior to taking any action or entering into any transaction that is reasonably likely to be of strategic importance to the Business.
     (b) Without limiting the generality of Section 5.01(a), without the written consent of Buyer, the Company will, and the Shareholder will cause the Company to, not take or omit to take any action that would cause the warranties in Article 3 to be untrue at, or as of any time prior to, the Closing Date.
     Section 5.02. Notices and Consents.
     (a) The Company will, and the Shareholder will cause the Company to, give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person required for the Company to complete the transactions contemplated by this Agreement; and
     (b) Buyer will, and Parent will cause the Buyer to, give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person required for it to complete the transactions contemplated by this Agreement.
     Section 5.03. Release of Liens. At or prior to Closing, the Company shall, and the Company shall cause the Company to, obtain the release of any Liens on any of the Purchased Assets, including in respect of any Debt.
     Section 5.04. Buyer’s Access to Premises; Information.
     (a) From the date of this Agreement until the Closing Date, the Company shall, and the Shareholder shall cause the Company to, permit Buyer to have full access (at reasonable times and upon reasonable notice and subject to supervision by the Company or its agents) to all employees of Company and to all premises, properties, books, records (including relevant Tax records), contracts, financial and operating data and information and documents pertaining to the Business and make copies of such books, records, contracts, data, information and documents as Buyer may reasonably request; and

     (b) The Company shall, and the Shareholder shall cause the Company to, prepare and furnish to Buyer, promptly after becoming available and in any event within 30 days of the end of each calendar month, Monthly Financials for each month following the Most Recent Balance Sheet Date through the Closing Date.
     Section 5.05. Notice of Developments. From the date of the Agreement until the Closing Date, each of the Shareholder and the Company will give Buyer prompt written notice upon becoming aware of any material development affecting the Purchased Assets, Assumed Liabilities, Business, financial condition, operations or prospects of the Company, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Company’s warranties.
     Section 5.06. Exclusivity. From the date of this Agreement until the earlier of (i) the termination of this Agreement pursuant to Article 9 or (ii) the Closing, neither the Shareholder nor the Company will (nor will the Shareholder and the Company permit its Affiliates or any of its or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition or disposition of any portion of the Business or the Purchased Assets (other than purchases and sales of assets in the Ordinary Course of Business) or any similar transaction or (b) participate in any discussions or negotiations regarding, furnish any information with respect to the Business in furtherance of, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to make or seek to make any proposal regarding any of the foregoing.
     Section 5.07. Expenses. With respect to the costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the transactions contemplated by this Agreement (the “Transaction Expenses”) Parent, the Buyer, the Shareholder and the Company will each bear their own respective Transaction Expenses.
     Section 5.08. Confidentiality. Shareholder and the Company hereby agree with Buyer and Parent that neither Shareholder nor the Company, nor any of their Affiliates will, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or information currently used by Shareholder in its Small Turbine Engine Component Repair Business; and provided, further, that the provisions of this Section 5.08 will not prohibit any retention of copies of records or disclosure (i) required by any applicable Legal Requirement or information currently used by Shareholder in its Small Turbine Engine Component Repair Business so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated by this Agreement. The Company agrees that it will be responsible for any breach or violation of the provisions of this Section 5.08 by any of its Representatives.
     Section 5.09. Publicity. No public announcement or disclosure may be made by any party with respect to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Buyer and the Company; provided, however, that the provisions of this Section 5.09 will not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

     Section 5.10. Noncompetition and Nonsolicitation. For a period of three years from and after the Closing Date, each of the Shareholder and the Company agrees that it will not, engage directly or indirectly in, whether as owner, partner, investor, consultant, agent, employee or otherwise, all or any portion of the Business as conducted as of the Closing Date, except to the extent that such Business is being conducted at the Shareholder’s Small Turbine Engine Component Repair Business on or prior to the Closing. For a period of three years from and after the Closing Date, each of Shareholder and the Company agrees that it will not, directly or indirectly, recruit, offer employment, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of the Business on the Closing Date to leave the employ of the Business; provided, however, the foregoing shall not prohibit the Shareholder or the Company from hiring an employee who has responded to a general solicitation for employment not directed at employees of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.10 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     Section 5.11. Employees.
     (a) Safeguarding of Employees’ Rights. The Company and the Buyer shall, and the Shareholder and Parent shall cause the Company and Buyer, respectively, to, discharge all their obligations (if any) arising under or by virtue of the European Communities (Protection of Employees on Transfer of Undertakings) Regulations, 2003 (“Employment Regulations”).
     (b) Evidence and Information. The Company shall, and the Shareholder shall cause the Company to, both before and after Closing furnish to the Buyer such evidence and information as the Buyer may from time to time reasonably require in relation to the discharge by the Company of the Company’s said obligations. Each of the Company and the Buyer will provide the other with such information as they may request in order to allow them to perform their obligations under the Employment Regulations.
     (c) Pre Closing Liability & Indemnity. Strictly subject to and without limiting the Buyer’s indemnity under Section 5.11(d), the Shareholder and the Company shall indemnify and keep the Buyer indemnified against all costs, claims, losses, liabilities and expenses whatsoever arising out of or in connection with:
     (i) any claim (statutory, contractual or otherwise) made by or on behalf of any Employee or former employee of the Company which relates to his or her employment by the Company or which arises out of his or her employment relationship with the Company up to and including the Closing Date (including, without limitation, personal injury claims); provided, however, that such liability is not caused as a result of any action taken by the Company at the written request of the Buyer or Parent; and
     (ii) the employment or termination of employment of any Employee or former employee of the Company up to and including the Closing Date; provided, however, that such liability is not caused as a result of any action taken by the Company at the written request of the Buyer or Parent.

     (d) Buyer Indemnity. Strictly subject to and without limiting the Shareholder’s indemnity under Section 5.11(c), the Buyer and Parent shall indemnify and keep the Shareholder indemnified against all costs, claims, losses, liabilities and expenses whatsoever arising out of or in connection with:
     (i) any claim (statutory, contractual or otherwise) made by or on behalf of any Employee which relates to his or her employment by the Buyer after the Closing Date;
     (ii) the employment or termination of employment of any Employee after the Closing Date; or
     (iii) any substantial and detrimental change in the working conditions or remuneration of any Employee after the Closing Date.
     Section 5.12. Pension. The Shareholder and the Parent shall procure that the Company and the Buyer (or a company nominated by it) shall prior to Closing enter into Deeds of Succession (in a form reasonably satisfactory to the Buyer and Shareholder) in relation to the Pension Schemes with the trustees thereof whereby with effect from Closing the Buyer (or a company nominated by it) shall assume the role of Principal Employer of the Pension Schemes.
     Section 5.13. Environmental. The Company shall, and Shareholder shall cause the Company to, (i) retain a contractor permitted or licensed under Environmental Laws to remove and dispose of all hazardous substances from the Underground Storage Tank located on the Owned Real Property (the “UST”), (ii) remove and dispose of such hazardous substances from the UST, (iii) decommission the UST by removing the UST or filling it with concrete, in each case, in accordance with Environmental Laws. In addition, the Company shall, and Shareholder shall cause the Company to provide the Buyer with a Certificate of Disposal/Recovery and a Certificate of Decommissioning from an industrial waste management specialist permitted or licensed under Environmental Laws evidencing the removal and disposal of Waste (as defined under the Waste Management Acts 1996 to 2005) from and the excavation and removal of the UST (including that no spillages occurred during the removal of Waste or the excavation and removal of the UST) (the “UST Certificates”).
     Section 5.14. Past Due Receivables. After the Closing Date, the Buyer will use its commercially available and reasonable best efforts consistent with the past practice of the Company to collect all Past Due Receivables; provided, however, that the Buyer will not be obligated to initiate any proceedings (legal or otherwise) against any obligor of Past Due Receivables.
     Section 5.15. Information Technology Transfer.
     (a) At the request of Buyer, the Company and Shareholder shall make available, or cause to be made available, all relevant information and related software in order to assist the Buyer, at no cost to Buyer, in transitioning from the Company’s existing Navision and TMS software to the Buyer’s IT system for no more than 12 months after Closing.
     (b) Buyer grants Company a perpetual royalty free license to use post-Closing any internally developed software in use in the Business immediately prior to the Closing and the Company agrees not to sell or commercialize such internally developed software.
     Section 5.16. Repairs to Owned Real Property. "Repairs” means any (i) repairs to be made by the Landlord (as defined in the Real Estate Lease) to the Demised Premises (as defined in the Real Estate Lease) prior to the start of the Term under the Real Estate Lease as required to put the Demised

Premises into a state of good and tenantable repair and condition and (ii) regardless of the findings of Watts Consultancy Limited as set forth below, repairs to the roof of the Demised Premises in order to put the roof into a state of good and tenantable repair and condition and compliance with all applicable Legal Requirements. At least one week prior to Closing, the Buyer and the Company will develop in good faith a mutually agreed upon list of Repairs (which shall include the repairs to the roof of the Demised Premises) that are reasonable and commercially required to bring the Demised Premises to good operating condition and agree to use the findings of Watts Consultancy Limited in its preparation of the schedule of work pursuant to the Real Estate Lease as one basis in the creation of such list of Repairs. The Shareholder and the Company agree to make all such Repairs to the Demised Premises; provided, however, if any Repairs are not commenced by the Shareholder and the Company or a contract to make such Repairs has not been signed by the Shareholder or the Company within 120 days from the date of the report of Watts Consultant Limited, the Buyer will make the Repairs and the Shareholder and the Company agree to reimburse the Buyer for its reasonable costs and expenses in making such Repairs.
     Section 5.17. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Parent, Buyer, the Company and Shareholder agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Parent, Buyer, the Company and Shareholder agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets.
ARTICLE 6
TAX MATTERS
     Section 6.01. Tax Matters. The Company hereby represents and warrants to Buyer that:
     (a) The Company has timely paid all Taxes required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset and neither the Revenue Commissioners nor any other Tax authority have any right, claim, charge or other lien over any Purchased Asset in respect of unpaid Tax.
     (b) The Company is not in dispute with the Revenue Commissioners or any other fiscal authority concerning any matter likely to affect the Business or any of the Purchased Assets in any way.
     (c) The Company has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, to the extent that Buyer or any Affiliate could have any Liability for such Taxes.
     (d) All documents of title with respect of the Purchased Assets or which otherwise relate to the Purchased Assets have been duly stamped and all stamp duty, interest and penalties in respect thereto have been paid in full.
     Section 6.02. Tax Cooperation; Allocation of Taxes. (a) Buyer and the Company agree to retain all books and records with respect to Taxes pertaining to the Business, the Purchased Assets and the Assumed Liabilities for a period of at least six years following the Closing Date. Buyer and the Company agrees to cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Purchased Assets or the Assumed Liabilities.

     (b) All PAYE and PRSI relating to the employer that are passing to the Buyer which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Company and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). The Company shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.
     (c) Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 6.02(b), as the case may be. Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 6.02(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest from the due date for such payment until, but excluding, the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the due date for such payment to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.
ARTICLE 7
CONDITIONS TO CLOSING
     Section 7.01. Conditions to Obligations of Buyer, Parent, Company and Shareholder. The obligations of Parent, the Buyer, the Shareholder and the Company to consummate the Closing are subject to the satisfaction of the following condition:
     (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.
     Section 7.02. Conditions to Obligation of Parent and the Buyer. The obligation of Parent and the Buyer to effect the Closing is subject to the satisfaction of the following further conditions:
     (a) The warranties of the Shareholder and Company contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than warranties that expressly speak only as of a specific date or time, which will be true and correct to the degree described above as of such specified date or time.
     (b) The Shareholder and Company will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing including, without limitation, its obligations under the Employment Regulations.

     (c) Since the date of this Agreement, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.
     (d) The Shareholder and Company will have delivered to the Buyer a certificate certifying as to the matters set forth in Sections 7.02(a), (b) and (c).
     (e) The Shareholder and Company will have delivered to the Buyer a certificate reasonably satisfactory in form and substance to the Buyer certifying as to the good faith estimates of the Closing Past Due Receivables, Closing Trade Accounts Payable and Closing Employee Related Accrued Expenses as prepared by the Company pursuant to Section 2.06.
     (f) All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required by Shareholder and/or Company to consummate the transactions contemplated by this Agreement will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, including the Consents set forth on Schedule 3.05, and no such authorization, Consent or approval will have been revoked.
     (g) All Permits that have expired, or will have expired as of the Closing Date, have been renewed and all Permits have been properly assigned to Buyer or in the case of Permits which are not assignable, equivalent permits have been granted to the Buyer.
     (h) Shareholder and Company shall have executed and delivered to Buyer each Transaction Document to which it is a party.
     (i) Buyer shall have received all documents it may reasonably request relating to the existence of Shareholder and the Company and the authority of Shareholder and the Company for this Agreement, all in form and substance reasonably satisfactory to Buyer.
     (j) Shareholder shall have delivered to Buyer any necessary Tax clearance or other certificates required by law or necessary to avoid withholding amounts from the Purchase Price including, without limitation, a Tax Clearance Certificate in respect of the whole Purchase Price in accordance with Section 980 of the TCA.
     (k) Shareholder and the Company have (i) completed the removal and disposal of all hazardous substances from the UST and (ii) completed the decommissioning of the UST by removing the UST or filling it with concrete, in each case, in compliance with Environmental Laws, and have provided the UST Certificates evidencing such actions have been completed.
     (l) The Buyer has been registered for VAT in accordance with the VAT Act.
     (m) The Company has provided reasonably satisfactory replies to the pre-lease enquiries raised by Maples and Calder solicitors in respect of the Owned Real Property and appropriate evidence that the Owned Real Property is in compliance with all issued and acted upon planning permissions granted in respect of the Owned Real Property and all applicable planning, building control and fire safety Legal Requirements.
     Section 7.03. Conditions to Obligation of the Company. The obligation of the Shareholder and the Company to effect the Closing is subject to the satisfaction of the following further conditions:

     (a) The warranties of Parent and the Buyer contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than warranties that expressly speak only as of a specific date or time, which will be true and correct to the degree described above as of such specified date or time.
     (b) Parent and the Buyer will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.
     (c) Parent and the Buyer will have delivered to the Company a certificate certifying as to the matters set forth in Section 7.03(a) and (b).
     (d) Parent and the Buyer shall have executed and delivered to the Company each of the Transaction Documents to which it is a party.
     (e) The Company shall have received all documents it may reasonably request relating to the existence of Parent and the Buyer and the authority of Parent and the Buyer for this Agreement, all in form and substance reasonably satisfactory to the Company.
ARTICLE 8
SURVIVAL; INDEMNIFICATION
     Section 8.01. Indemnification. (a) The Company and Shareholder will, jointly and severally, indemnify and hold harmless each of Parent and the Buyer and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, orders of a Governmental Authority, Liens, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:
     (i) any fraud of Shareholder or Company;
     (ii) any Excluded Liabilities (including, without limitation, for the avoidance of doubt all Taxes affecting the Company or the Business arising prior to Closing and any claims for defective products arising as a consequence of products manufactured or repaired by the Company prior to Closing);
     (iii) any Excluded Assets;
     (iv) any environmental liability arising out of the Company’s conducting of the Business, the Company’s use of Owned Real Estate, or the UST or its contents prior to Closing or any breach by the Company of any Environmental Laws prior to Closing;

     (v) any liability arising out of or relating to, directly or indirectly, the Prior Schemes; or
     (vi) any liability arising out of or relating to, directly or indirectly, the Retention Agreements.
     (b) Parent and the Buyer will, jointly and severally, indemnify and hold harmless Shareholder and the Company and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Shareholder Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Shareholder Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:
     (i) any fraud of Parent or the Buyer;
     (ii) any environmental liability arising out of the Buyer’s conducting of the Business, the Buyer’s use of the Owned Real Estate or any breach by the Buyer of Environmental Laws subsequent to Closing;
     (iii) all outgoings and liabilities (other than the Excluded Liabilities or liabilities pertaining to the Excluded Assets) relating to and arising in respect of the Business and/or the Purchased Assets from the Closing Date.
     Section 8.02. Third Party Claims.
     (a) If any third party notifies a party seeking indemnification under Section 8.01 (the “Indemnified Party”) with respect to any matter other than a Tax matter (a “Third Party Claim”) which may give rise to an indemnified claim against an Indemnifying Party under this Article 8, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 8, except to the extent such delay actually and materially prejudices the party against whom indemnity is sought (the “Indemnifying Party”);
     (b) The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.02(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim and (v) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.
     (c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Buyer Indemnified Persons or Shareholder Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.
     (d) If the Indemnifying Party has not delivered the notice contemplated by clause (i) of Section 8.02(b), the other conditions set forth in Section 8.02(b) are or become unsatisfied or the Indemnifying Party at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.02(d), the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 8.
     (e) The Buyer and Shareholder, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim.
     Section 8.03. Payment. Any and all amounts payable by an Indemnifying Party to an Indemnified Party will be paid in cash without deduction or set off by such Indemnifying Party in accordance with payment instructions provided by the Indemnified Party.
     Section 8.04. Remedies Cumulative. The rights of each Buyer Indemnified Person and Shareholder Indemnified Person under this Article 8 are cumulative, and each Buyer Indemnified Person and Shareholder Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article 8 without regard to the availability of a remedy under any other provision of this Article 8.
ARTICLE 9
TERMINATION
     Section 9.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of Shareholder and Buyer;

     (b) by either Shareholder or Buyer if the Closing shall not have been consummated on or before June 16, 2007 (the “Final Termination Date”);
     (c) by Buyer if either (i) there has been a breach of, or inaccuracy in, any warranty of Shareholder or the Company contained in this Agreement or (ii) Shareholder or the Company has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (x) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Sections 7.01 or 7.02 and (y) cannot be or has not been cured on or before the earlier of five Business Days before the Final Termination Date or ten Business Days after Buyer notifies the Company of such breach, inaccuracy or violation;
     (d) by Shareholder if either (i) there has been a breach of, or inaccuracy in, any warranty of Parent or Buyer contained in this Agreement or (ii) Parent or Buyer has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (x) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Sections 7.01 or 7.03 and (y) cannot be or has not been cured on or before the earlier of five Business Days before the Final Termination Date or ten Business Days after Shareholder notifies Buyer of such breach or violation; or
     (e) by either the Company or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.
     Section 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement, other than the provisions of Section 5.08 (Confidentiality), Section 5.9 (Publicity) and Article 10 (Miscellaneous), will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party (or any Representative of such party), except for Liabilities arising in respect of breaches of any warranty, covenant or agreement under this Agreement by any party on or prior to the date of termination.
ARTICLE 10
MISCELLANEOUS
     Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to the Company, to:
SIFCO Turbine Components Limited
c/o SIFCO Industries, Inc.
970 East 64th Street
Cleveland, Ohio 44103-1654
Attn: Chief Financial Officer
Facsimile No.: 011-353-21-428-7301
with a copy to:
Arthur Cox Solicitors
Earlsfort Centre,

Earlsfort Terrace,
Dublin 2
Attn: Raymond Hurley
Facsimile No.: (353) 1-6180712
if to Shareholder, to:
SIFCO Industries, Inc.
970 East 64th Street
Cleveland, Ohio 44103-1654
Attn: Chief Financial Officer
Facsimile No.: (216) 432-6281
with a copy to:
Squire, Sanders & Dempsey L.L.P
4900 Key Tower
127 Public Square
Cleveland
Ohio 44114
USA
Attn: Daniel G. Berick
Facsimile No.: +1 216 479 8793
if to Buyer, to:
PAS Technologies Ireland Limited
c/o PAS Technologies Inc.
1234 Atlantic Street
North Kansas City, Missouri 64116
Attn: Chief Financial Officer
Facsimile No.: (816) 556-4615
with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Paul Van Houten
Facsimile No.: (617) 951-7050
if to Parent, to:
PAS Technologies Inc.
1234 Atlantic Street
North Kansas City, Missouri 64116
Attn: Chief Financial Officer
Facsimile No.: (816) 556-4615

with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Paul Van Houten
Facsimile No.: (617) 951-7050
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     Section 10.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 10.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that, Buyer may assign part or all of its rights hereunder to or for the benefit of its lenders.
     Section 10.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ireland.
     Section 10.05. Jurisdiction; Venue. Each party to this Agreement, by its execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the courts of Ireland for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement.
     Section 10.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 10.07. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     Section 10.08. Entire Agreement. The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 10.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 10.10. Disclosure Schedules. The parties acknowledge and agree that each party has or may have set forth information in the Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Schedules need not be set forth in any other section of the Schedule so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
“SHAREHOLDER”

SIFCO INDUSTRIES, INC. An Ohio Corporation
By:	/s/ Frank Cappello
	Name:	Frank Cappello
	Title:	V.P. Finance & CFO

“COMPANY”

SIFCO TURBINE COMPONENTS LIMITED An Irish Corporation
By:	/s/ Jeffrey P. Gotschall
	Name:	Jeffrey P. Gotschall
	Title:	Director

“PARENT”

PAS TECHNOLOGIES INC. A Delaware Corporation
By:	/s/ Robert Weiner
	Name:	Robert Weiner
	Title:	President & CEO

“BUYER”

PAS TURBINES IRELAND LIMITED An Irish Corporation
By:	/s/ Robert Weiner
	Name:	Robert Weiner
	Title:	President & CEO